Exhibit 99.1

      Investors Capital Achieves Its First $17 Million Quarter;
        Company Grows Gross Profit By 22% and Revenues By 25%
                     in Its Third Fiscal Quarter

    LYNNFIELD, Mass.--(BUSINESS WIRE)--Feb. 14, 2006--Investors Capital Holdings, Ltd. (AMEX: ICH), today announced results for the third fiscal quarter ended December 31, 2005. Total revenue was just over $17 million, an increase of $3.4 million or 25% for the quarter ended December 31, 2005, compared with total revenue of about $13.6 million for the quarter ended December 31, 2004.
    Net income for the quarter was $201 thousand, a gain of $0.03 per basic and diluted common share, compared to net income of $355 thousand, or $0.06 per share for the quarter ended December 31, 2004.
    For nine months ended December 31, 2005, revenues increased approximately 20% to $48.4 million compared to $40.3 million for the nine months ended December 31, 2004.
    "Demonstrating healthy business activity throughout our firm, revenues for our third fiscal quarter were up 25 percent, gross profit improved by 24 percent, commission income increased by 25 percent and advisory fee income grew by 45 percent when compared to our third fiscal quarter in 2004," stated Chairman and CEO, Ted Charles. "This strong performance resulted in impressive quarterly revenues for Investors Capital, which for the first time surpassed $17 million."
    "Our net income of $201 thousand, though respectable, was overshadowed by a non-recurring charge associated with a legal dispute Investors Capital has chosen to vigorously contest. This one-time cost muted our exceptional operating results' impact on net income. Still, we are very encouraged by the results of our risk management efforts, improvements in our core operations, the vibrant investment climate and our ability to attract and retain professionals operating at the peak of the industry. We are confident these trends provide a positive outlook for our last fiscal quarter," Charles added.

    About Investors Capital Holdings

    Investors Capital Holdings (AMEX: ICH), of Lynnfield, Mass., is a diversified financial services company founded to meet consumer needs in today's financial markets. The company owns and operates Investors Capital Corporation and Investors Capital Advisory Services. Investors Capital Corporation is a nationally recognized, independent broker-dealer comprised of approximately 800 experienced financial professionals located throughout the United States. Investors Capital Advisory Services is a registered investment advisory firm managing portfolios for individual and institutional clients.
    For more information, please call (800) 949-1422 or visit www.investorscapital.com.


           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                                 QUARTERS ENDED
                                                  December 31,
                                             2005             2004

Current Assets                           $13,685,831      $12,871,349

Property and Equipment, net                  716,433          573,459

Other Assets                                 151,727          437,169

Long Term Investments                      1,477,520          192,267

Total Assets                             $16,031,511      $14,074,244
                                         ============     ============

Current Liabilities                       $5,653,813       $4,196,810

Long-term Liabilities

Total Liabilities                          5,653,813        4,196,810

Total Stockholders' Equity                10,377,698        9,877,434

Total Liabilities and
 Stockholders' Equity                    $16,031,511      $14,074,244
                                         ============     ============



           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)

                                                QUARTERS ENDED
                                                  December 31,
                                             2005             2004

Total Revenues                           $17,004,416      $13,580,861

Commission and Advisory Fees              13,204,912       10,527,798

Gross Profit                               3,799,504        3,053,063

Total Operating Expenses                   3,474,978        2,438,306

Operating Income                             324,526          614,757

Other Income and (expense)                    82,321           (8,218)

Provision for Income Taxes                   205,363          251,316

Net Income                                  $201,484         $355,223
                                         ============     ============
Earnings per common share:
Diluted earnings per common share:             $0.03            $0.06

Basic earnings per common share:               $0.03            $0.06
                                         ============     ============

    CONTACT: Investors Capital Holdings
             Chief Financial Officer
             Timothy B. Murphy, 781-593-8565 ext. 226
             tmurphy@investorscapital.com
             or
             Director, Corporate Communications
             Darren Horwitz, 781-593-8565 ext. 261
             dhorwitz@investorscapital.com